Exhibit 10.2

PALMOSA SUPPLEMENTAL AGREEMENT

This Palmosa Supplemental Agreement is entered into as of this 19th day of September, 2008 by and among (i) Arcade Acquisition Corp. (“Arcade “), a Delaware corporation, (ii) TDB SPV LLC (“TDB”), a Marshall Islands limited liability company, (ii) each of the Palmosa Sellers (as defined in Schedule 1) and (iv) Palmosa Shipping Corporation, a Marshall Islands corporation, the 100% percent owner of each of the Palmosa Sellers ( “Palmosa”).

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Schedule 1 hereto.

The purpose of this Palmosa Supplement Agreement is, inter alia, to provide for the timing of the delivery of, and payment of the consideration for, the Palmosa Vessels as provided for under the Palmosa MOAs which are being concurrently executed and delivered herewith.

In consideration of the premises, the parties hereto agree as follows:

1.             Upon the failure of the Initial Transaction to be consummated by 11:59 p.m. New York time, January 30, 2009, or upon the earlier termination of the LLC Purchase Agreement in accordance with its terms, (i) the Palmosa MOAs and this Palmosa Supplemental Agreement shall be deemed terminated, cancelled and of no further force and effect, in each case without any further action required of the parties, and no party hereto shall have any liability to any other party hereunder or thereunder, and (ii) Arcade will, upon written instructions from TDB, and in consideration of U.S. $1.00 promptly dissolve Conbulk or, at TDB’s option, transfer to TDB or its nominee all of its right, title and interest in and to Conbulk Corporation (“Conbulk”), a Marshall Islands corporation.

2.             Should the Business Combination be approved by the requisite vote of the Arcade shareholders, the parties hereto shall proceed forthwith to take all actions necessary to implement the Initial Transaction on the Effective Date of Merger.  The parties hereto undertake to cause the Effective Date of the Merger to occur no later than January 30, 2009.

3.             The initial Palmosa Vessel deliveries shall consist of at least two Palmosa Vessels whose names as shown in Schedule 2 hereto begin with “KUO” and these deliveries shall take place on the Effective Date of Merger and as nearly simultaneously as possible, but in no event later than January 30, 2009.  The remaining Palmosa Vessel deliveries shall take place promptly after the Effective Date of Merger at the earliest opportunity, subject to the considerations described in the remaining part of this Clause 3, but in no event later than March 2, 2009.  The parties acknowledge and agree that the Palmosa Vessels are operating under time charters as set out in Schedule 4 hereto, true copies of which, as warranted by Palmosa, are attached hereto as Exhibit A, in time-sensitive trades with strict schedules, and that close coordination and good cooperation will be required to minimize any possible inconvenience to the Palmosa Vessels.  Accordingly, subject to the first sentence of this Clause 3, the parties shall meet and confer as necessary to determine the optimal schedule for deliveries  taking into consideration, among other things, operational needs, vessel re-registration requirements, the requirements of Conbulk’s ship mortgage lenders and underwriters, and the requirements of the time charterers.

4.             Subject to the sale and transfer by TDB of the Shipco SPVs to Conbulk pursuant to the LLC Purchase Agreement, Conbulk shall arrange for the payment of that portion of the Aggregate Purchase Price applicable to each Palmosa Vessel concurrent with the delivery thereof under the relevant Palmosa MOA, each such purchase price for a Palmosa Vessel to consist of two components: (1) the Stock Consideration and (2) the Cash Consideration, as set forth in Schedule 2 hereto.  The Stock Consideration and Cash Consideration shall be payable per instructions of the relevant Palmosa Seller.

5.             Concurrent with delivery, each Palmosa Seller shall arrange for the novation of its applicable Palmosa Vessel time charter to the relevant Shipco SPV purchaser of such Palmosa Vessel pursuant to a novation agreement, the terms of which to be reasonably satisfactory to the relevant Shipco SPV.

6.             If any Palmosa Seller or the seller of any Tsakos Vessel is unable to deliver its Vessel pursuant to and in compliance with the terms of its respective Palmosa MOA or Tsakos MOA, as appropriate (unless caused by an event set out in Clause 5d) of the relevant MOA), then upon the written request of Conbulk, Palmosa shall use its commercially reasonable best efforts to obtain, not later than six months from the required delivery date of such Vessel as set out in its MOA, a comparable replacement vessel having comparable charter employment.  The replacement vessel, the terms and conditions of its proposed acquisition, and its charter employment shall be acceptable to Conbulk, in its sole discretion.  If any such Palmosa Seller cannot find a suitable replacement vessel acceptable to Conbulk within such 6 month period, Conbulk shall have the right to terminate the Palmosa MOA for such Vessel and claim compensation for its losses arising out of the failure to deliver such Vessel in accordance with the terms of such Palmosa MOA and expenses incurred with interest.  Any provision hereof  to the contrary notwithstanding, the initial two Palmosa Vessels to be delivered must be selected from among the four Palmosa Vessels whose names as shown in Schedule 2 hereto begin with “KUO” and no substitutions are permitted.

7.             Palmosa hereby guarantees the due and punctual performance by each Palmosa Seller of its obligations under this Palmosa Supplemental Agreement and under its relevant MOA.

8.             This Palmosa Supplemental Agreement shall be governed and construed in accordance with Title 9 of the Unites States Code and the Law of the State of New York.

9.             Should any dispute arise out of this Palmosa Supplemental Agreement, the matter in dispute shall be referred to three persons in New York, one to be appointed by each of Arcade (or, if such appointment occurs after the Effective Date of Merger, Arcade’s successor in interest, Conbulk) and Palmosa, and the third by the two chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Palmosa Supplemental Agreement may be made a rule of the Court.  The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

10.           In the event of any conflict between the provisions of any Palmosa MOA and this Palmosa Supplemental Agreement, the provisions of this Palmosa Supplement Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be executed and delivered as of this date first above indicated by these duly authorized officers or representatives.

ARCADE ACQUISITION CORP.

By:	/s/ Jonathan Furer
Name: Jonathan Furer
Title: Chief Executive Officer

TDB SPV LLC

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title:

PALMOSA SHIPPING CORPORATION

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title:

/s/ George Bamiotis
Name: George Bamiotis
Title:

SELLERS:

KLAUS MARITIME INC.

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title: President

NATURE SHIPHOLDING LTD.

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title:

BALANCE MANAGEMENT LTD.

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title:

EDWYN SHIPMANAGEMENT CO.

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title: President

OBJECTIVE FINANCE S.A.

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title:

CASTELLA SHIPPING INC.

By:	/s/ Dimitris Dalakouras
Name: Dimitris Dalakouras
Title:

4

SCHEDULE 1

DEFINITIONS

As used in the Supplemental Agreement to which this Schedule 1 is attached, the following terms have the meanings set forth below:

“Aggregate Purchase Price”	shall mean $151,042,520.

“Business Combination”	shall have the meaning set forth in the LLC Purchase Agreement

“Cash Consideration”	shall mean as to each Palmosa Vessel, the amount shown in Schedule 2 in the column so headed.

“Common Stock”	shall mean the common stock, par value $0.0001 per share, of Conbulk.

“Effective Date of Merger”	shall mean the date on which the merger of Arcade into Conbulk becomes effective.

“Initial Transaction”	shall have the meaning set forth in the LLC Purchase Agreement.

“LLC Purchase Agreement”	shall mean that certain Membership Interest Purchase and Sale Agreement, dated as of September , 2008, by and among Arcade, TDB and Palmosa.

“Merger”	shall have the meaning set forth in the LLC Purchase Agreement.

“MOAs”	shall mean the Palmosa MOAs and the Tsakos MOAs.

“Palmosa MOAs”	shall mean, collectively, the memoranda of agreement listed and described under the heading “Palmosa Memoranda of Agreement” in Schedule 3.

“Palmosa Sellers”	shall mean, collectively, those entities affiliated with the Palmosa, identified as sellers of the Palmosa Vessels in the Palmosa MOAs listed in Schedule 3.

“Palmosa Vessels”	shall mean, collectively, the six vessels to be delivered under the Palmosa MOAs.

“Shipco SPVs”

shall mean, collectively, the six Marshall Islands limited liability companies formed by TDB and to be sold and transferred for $1.00 each to Conbulk pursuant to the terms of the LLC Purchase Agreement and which will become the respective registered owners of the six Palmosa Vessels upon completion of the transactions contemplated hereby.

“Stock Consideration”	shall mean, as to each Palmosa Vessel, the amount shown in Schedule 2 in the column so headed.

“Tsakos MOAs”	shall mean, collectively, the memoranda of agreement listed and described under the heading “Tsakos Memoranda of Agreement” in Schedule 3.

“Tsakos Vessels”	shall mean, collectively, the four Vessels to be delivered under the Tsakos MOAs.

“Vessels”	shall mean, collectively, the six Palmosa Vessels and the four Tsakos Vessels.

SCHEDULE 2

AGGREGATE PURCHASE PRICE ALLOCATION

Vessel Name	Flag	Aggregate Price Allocation	Cash Consideration(1)	Stock Consideration(1)

KUO FU	Panama	$29,510,630	$18,001,500	$11,509,000
KUO HUNG	Panama	31,510,630	20,551,800	10,959,000
KUO LUNG	Panama	32,510,630	20,190,500	12,320,000
KUO TAI	Panama	29,510,630	18,062,700	11,448,000
MSC BALI	Marshall Islands	13,500,000	6,400,000	7,100,000
MSC ZANZIBAR	Panama	14,500,000	7,702,500	6,798,000

		Total: $151,042,520	Total: $90,909,000	Total: $60,134,000

(1) Estimated amounts, based upon scheduled debt amortization through December 31, 2008.  It is the intent of all parties that the cash consideration for each Palmosa Vessel will equal the actual amount of outstanding third-party debt on such vessel at closing and that the difference between the aggregate price allocation and the cash consideration for each such vessel will constitute the stock consideration.  Accordingly, the cash consideration and the stock consideration for each such vessel will be adjusted to reflect the true amount of outstanding third-party debt at the time of closing.  The actual number of shares that are issued for any vessel will equal the corresponding stock consideration divided by $7.88.

SCHEDULE 3

PALMOSA MEMORANDA OF AGREEMENT

Memorandum of Agreement relating to the KUO FU dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Klaus Maritime Inc., as seller.

Memorandum of Agreement relating to the KUO TAI dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Nature Shipholding Ltd., as seller.

Memorandum of Agreement relating to the KUO HUNG dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Balance Management Ltd., as seller.

Memorandum of Agreement relating to the KUO LUNG dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Edwyn Shipmanagement Co., as seller.

Memorandum of Agreement relating to the MSC BALI dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Objective Finance S.A., as seller.

Memorandum of Agreement relating to the MSC ZANZIBAR dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Castella Shipping Inc., as seller.

TSAKOS MEMORANDA OF AGREEMENT

Memorandum of Agreement relating to the  CCNI MEJILLONES dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Tango Shipping S.A., as seller.

Memorandum of Agreement relating to the MSC SARDINIA dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Maribel Shipping Corp., as seller.

Memorandum of Agreement relating to MSC LONDON dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Korinia Shipping Company Limited., as seller.

Memorandum of Agreement relating to MSC BRASILIA dated September   , 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Hedgestone Shipping Company Ltd., as seller.

SCHEDULE 4

Vessel	Charter

KUO FU	Cheng Lie Navigation Co. (S) Pte. Ltd. NYPE (81) 14-Feb 2008

KUO HUNG	Kuo Hsin Maritime, S.A. NYPE (81) 14-Feb 2008

KUO LUNG	Ching and Son Maritime S.A. NYPE (81) 14-Feb 2008

KUO TAI	CnC Line Limited NYPE (81) 14-Feb 2008

MSC BALI	Mediterranean Shipping Company S.A. NYPE (46) 08-May-2007

MSC ZANZIBAR	Mediterranean Shipping Company S.A. NYPE (46) 22-Mar-2007